Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment to the Registration Statement on Form S-1 of Hui Ying Financial Holdings Corporation and Subsidiaries of our report dated March 19, 2018, except for Notes 3, 6 and 12, as to which the date is April 30, 2018, with respect to the consolidated balance sheets of Hui Ying Financial Holdings Corporation and Subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income and other comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2017, included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Friedman LLP

New York, New York
May 24, 2018